As filed with the Securities and Exchange Commission on May 16, 2024

Registration Nos. 333-89051

333-34296

333-117563

333-125616

333-159664

333-189059

333-225754

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

POST-EFFECTIVE AMENDMENT NO. 1 TO:

Form S-8 Registration Statement No. 333-89051

Form S-8 Registration Statement No. 333-34296

Form S-8 Registration Statement No. 333-117563

Form S-8 Registration Statement No. 333-125616

Form S-8 Registration Statement No. 333-159664

Form S-8 Registration Statement No. 333-189059

Form S-8 Registration Statement No. 333-225754

UNDER

THE SECURITIES ACT OF 1933

LAKELAND BANCORP, INC.

(Exact name of registrant as specified in its charter)

New Jersey	22-2953275
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

250 Oak Ridge Road, Oak Ridge, New Jersey	07438
(Address of Principal Executive Offices)	(Zip Code)

High Point Financial Corp. Stock Options

Lakeland Bancorp, Inc. 2000 Equity Compensation Program

Newton Financial Corporation 1999 Stock Option Plan

Lakeland Bancorp, Inc. Amended and Restated 2000 Equity Compensation Program

Lakeland Bancorp, Inc. 2009 Equity Compensation Program

Somerset Hills Bancorp 1998 Combined Stock Option Plan

Somerset Hills Bancorp 2001 Combined Stock Option Plan

Somerset Hills Bancorp 2007 Equity Incentive Plan

Somerset Hills Bancorp 2012 Equity Incentive Plan

Lakeland Bancorp, Inc. 2018 Omnibus Equity Incentive Plan

(Full title of the plans)

Anthony J. Labozzetta

President and Chief Executive Officer

Provident Financial Services, Inc.

239 Washington Street

Jersey City, New Jersey 07302

(732) 590-9200

(Name and address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to each of the following registration statements on Form S-8 (collectively, the “Prior Registration Statements”) is being filed by Lakeland Bancorp, Inc. (“Lakeland”) to terminate all offerings under the Prior Registration Statements and to deregister any and all shares of Lakeland common stock, no par value (the “Shares”), together with any and all plan interests and other securities registered but unsold as of the date hereof thereunder (note that the Share numbers listed below do not take into account any applicable corporate actions, such as stock splits, that may have been taken in the interim):

1.

Registration Statement on Form S-8, File No. 333-89051, filed with the Securities and Exchange Commission (the “Commission”) on October 14, 1999, registering the offer and sale of 99,600 Shares issuable pursuant to the High Point Financial Corp. Stock Options.

2.

Registration Statement on Form S-8, File No. 333-34296, filed with the Commission on April 7, 2000, registering the offer and sale of 950,000 Shares issuable pursuant to the Lakeland Bancorp, Inc. 2000 Equity Compensation Program.

3.

Registration Statement on Form S-8, File No. 333-117563, filed with the Commission on July 22, 2004, registering the offer and sale of 61,160 Shares issuable pursuant to the Newton Financial Corporation 1999 Stock Option Plan.

4.

Registration Statement on Form S-8, File No. 333-125616, filed with the Commission on June 8, 2005, registering the offer and sale of 795,270 Shares issuable pursuant to the Lakeland Bancorp, Inc. Amended and Restated 2000 Equity Compensation Program.

5.

Registration Statement on Form S-8, File No. 333-159664, filed with the Commission on June 2, 2009, registering the offer and sale of 2,000,000 Shares issuable pursuant to the Lakeland Bancorp, Inc. 2009 Equity Compensation Program.

6.

Registration Statement on Form S-8, File No. 333-189059, filed with the Commission on June 3, 2013, registering the offer and sale of 376,372 Shares issuable pursuant to the Somerset Hills Bancorp 1998 Combined Stock Option Plan, Somerset Hills Bancorp 2001 Combined Stock Option Plan, Somerset Hills Bancorp 2007 Equity Incentive Plan and Somerset Hills Bancorp 2012 Equity Incentive Plan.

7.

Registration Statement on Form S-8, File No. 333-225754, filed with the Commission on June 20, 2018, registering the offer and sale of 2,000,000 Shares issuable pursuant to the Lakeland Bancorp, Inc. 2018 Omnibus Equity Incentive Plan.

On May 15, 2024, pursuant to the Agreement and Plan of Merger, dated as of September 26, 2022, by and among Provident Financial Services, Inc., a Delaware corporation (“Provident”), NL 239 Corp., a Delaware corporation and a direct, wholly-owned subsidiary of Provident (“Merger Sub”) and Lakeland, as amended by Amendment No. 1 thereto, dated as of December 20, 2023, and Amendment No. 2 thereto, dated as of March 29, 2024 (as so amended, the “Merger Agreement”), Merger Sub merged with and into the Company, with the Company as the surviving entity (the “Merger”). Immediately following the Merger, the Company merged with and into Provident, with Provident continuing as the surviving corporation.

In connection with the Merger, Lakeland has terminated all offerings of Lakeland’s securities pursuant to the Prior Registration Statements. Accordingly, pursuant to the undertakings made by Lakeland in the Prior Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, this Post-Effective Amendment No. 1 hereby removes from registration all of such securities registered under the Prior Registration Statements that remain unsold as of the date of this Post-Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Prior Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jersey City, State of New Jersey, on May 16, 2024.

PROVIDENT FINANCIAL SERVICES, INC.
as successor by merger to Lakeland Bancorp, Inc.

By:	/s/ Thomas M. Lyons
Thomas M. Lyons
Senior Executive Vice President and Chief Financial Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Prior Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.